Exhibit A

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of January 29, 2014, by and among the parties listed in Schedule 1 (collectively, the “Selling Shareholders,” and each individually a “Selling Shareholder”) and Cnshangquan E-Commerce Co., Ltd. (商圈网电子商务有限公司), a limited liability company incorporated under the laws of PRC (the “Buyer”).

WHEREAS, the Buyer wishes to purchase, on the terms and conditions stated in this Agreement, certain ordinary shares of Mecox Lane Limited, a Cayman Islands company (the “Company”), par value US$0.0001 per share (the “Shares”), from the Selling Shareholders; and

WHEREAS, the Selling Shareholders wish to sell, on the terms and conditions stated in this Agreement, certain Shares of the Company to the Buyer.

NOW THEREFORE, each Selling Shareholder, severally and not jointly with the other Selling Shareholders, and the Buyer hereby agree as follows:

1.                                      DEFINITIONS

(a)           “Action” means any charge, claim, action, complaint, petition, inquiry, investigation, appeal, suit, litigation, grievance or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

(b)           “ADSs” means the American depository shares of the Company, each one (1) of which represent thirty-five (35) Shares.

(c)           “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

(d)           “Business Day” means any day other than a Saturday, Sunday or an official public holiday in Beijing, PRC or New York City, New York, USA.

(f)            “Encumbrance” means any security interests, mortgages, liens, pledges, charges, reservations, restrictions, rights of way, options, rights of first refusal, community property interests, equitable interests, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by contract, law, equity or otherwise.

(f)            “Equity Securities” means, with respect to a Person, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

(g)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)           “Group” means, collectively, the Company and its Subsidiaries.

(i)            “Group Company” means any member of the Group.

(j)            “Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization (including any stock exchange).

(k)           “Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

(l)            “Incentive Plans” means collectively, the Company’s 2006 Stock Option Plan, 2008 Stock Option Plan, 2011 Share Incentive Plan and 2012 Share Incentive Plan, each as described in the 2012 20F.

(m)          “Indebtedness” of any Person means, without duplication, (i) the principal of and, accreted value, accrued and unpaid interest, prepayment premiums or penalties and fees and expenses or similar breakage costs or other fees required to be paid under such indebtedness to be satisfied and discharged in full in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations (contingent or otherwise) of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable incurred in the ordinary course of business); (iii) all capitalized lease obligations; (iv) all obligations and Liabilities payable upon termination of interest rate protection agreements, foreign currency exchange agreements or other interest rate or exchange rate hedging or swap arrangements; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

(n)           “Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

(o)           “Liability” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent.

(p)           “Long Stop Date” means the fourth (4th) month anniversary of the date of this Agreement, which may be extended twice for two (2) months per extension, by either the Buyer or the Majority Selling Shareholders by at least five (5) Business Days’ prior written notice to the other parties.

(q)           “Losses” means actual liabilities, losses, damages, claims, payments, fines, awards, judgments, penalties and related costs and expenses (including, without limitation, interests, Taxes and reasonable attorneys’ fees and expenses), in each case, whether or not resulting from third party claims.

(r)            “Majority Selling Shareholders” means Selling Shareholders holding together at least 50% of the Shares to be sold hereunder.

(t)            “Owned Real Property” shall mean all real property and interests in real property (including real property in connection with land use rights contracts or certificates and construction projects) owned by the Company or any of its Subsidiaries, together with all buildings or other structures, improvements or fixtures thereon and all easements rights of way and other appurtenant rights thereto, including without limitation, those real property and interest in real property described as owned by the Group in the 2012 20F.

(u)           “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(v)           “PRC” means the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

(w)          “PRC Approvals” means the approvals of the Governmental Authorities of the PRC required for the consummation of the transactions contemplated by this Agreement as set forth in Schedule 2.

(x)           “Pro Rata Share” with respect to a Selling Shareholder means the percentage obtained by dividing (i) the aggregate purchase price to be received by such Selling Shareholder as set forth on Schedule 1 hereto, by (ii) the Purchase Price.

(y)           “VIEs” means collectively, Shanghai Mecox Lane Shopping Co., Ltd. and Shanghai Rampage Shopping Co., Ltd.

(z)           “VIE Agreements” means all of the contracts described under the captions “Contractual Arrangements with MecoxLane Shopping and its Shareholders” and

“Contractual Arrangements with Rampage Shopping and its Shareholders” of Item 7 in the 2012 20F.

(aa)         “Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(bb)         “Securities Laws” means the Securities Act, the Exchange Act, the listing rules of, or any listing agreement with, NASDAQ and any other applicable Law regulating securities or takeover matters.

(cc)         “Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, partnership, joint venture, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity (or profits or capital) interests or more than fifty percent (50%) of the ordinary voting power, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person, and (ii) any entity whose assets, or portions thereof, has been or should be consolidated with the net earnings of such Person and should be recorded on the books of the person for financial reporting purposes in accordance with GAAP including FIN 46R with respect to variable interest entities. For the avoidance of doubt, such entities shall include the VIEs.

(dd)         “Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments, imposed in all cases by a Governmental Authority, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

(ee)         “2012 20F” means the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012

2.                                      PURCHASE AND SALE OF SHARES.

(a)           Purchase of Shares. Subject to the satisfaction or waiver of the conditions set forth in Sections 6 and 7 below, each Selling Shareholder hereby agrees to sell to the Buyer, and the Buyer hereby agrees to purchase from each Selling Shareholder, the number of Shares, and for such aggregate purchase price, in each case set forth opposite such Selling Shareholder’s name on Schedule 1 hereto. The aggregate number of Shares to be purchased from all Selling Shareholders by the Buyer is 290,564,842 (the “Purchased Shares”). The per Share purchase price shall be US$0.134286, and the aggregate purchase price to be paid by the Buyer to the Selling Shareholders for the transfer of the Purchased Shares shall be US$39,018,790.37 (the “Purchase Price”).

(b)           Deposit. Within fifteen (15) Business Days following the date hereof, the Buyer shall cause to be deposited by wire transfer in immediately available funds to the bank accounts of the Selling Shareholders and in accordance with the wire instructions specified in Schedule 1 hereto, an aggregate amount of US$10,000,000, or its Hong Kong dollar equivalent (the “Deposit”), allocated to each Selling Shareholder in accordance with its Pro Rata Share. The date on which such deposit is made is referred to as the “Deposit Date.”

(c)           Closing Date. Subject to the terms and conditions of this Agreement, the date and time of the closing (the “Closing”) shall be 10:00am Hong Kong time on the tenth (10th) Business Day following the satisfaction or waiver of the conditions to the Closing set forth in Sections 6 and 7 (the “Closing Date”). The Closing shall occur on the Closing Date at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, or at such other time, date and place as is agreed by the Majority Selling Shareholders and the Buyer.

(d)           Form of Payment; Return of Deposit. On the Closing Date, (i) the Buyer shall pay the Purchase Price to the Selling Shareholders for the Purchased Shares at the Closing by wire transfer of U.S. dollars in immediately available funds to the account, and in accordance with the wire instructions, specified in Schedule 1 hereto, and (ii) the Selling Shareholders shall (1) return the Deposit to the Buyer by wire transfer in immediately available funds in accordance with the wire instructions provided by the Buyer to the Selling Shareholders in writing no later than five (5) Business Days prior to the Closing, and (2) deliver to the Buyer (x) a copy of the Company’s register of members as of the Closing Date, certified as true and accurate by the Secretary of the Company, evidencing the ownership of the Purchased Shares by the Buyer at Closing, and (y) duly endorsed share certificate(s) representing the Purchased Shares and duly executed stock transfer powers endorsed in blank for the transfer of the Purchased Shares from the Selling Shareholders to the Buyer.

3.                                      BUYER’S REPRESENTATIONS AND WARRANTIES.

The Buyer hereby represents and warrants to each Selling Shareholder, as of the date hereof and as of the Closing Date, that:

(a)           Organization, Good Standing and Qualification. The Buyer is duly incorporated, validly existing and in good standing under the laws of PRC.

(b)           Authorization; Enforcement; Validity. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer, and is a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. The execution, delivery and performance by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Buyer.

(c)           Noncontravention. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby, do not and shall not (i) conflict with or violate any provision of its constitutional documents, any applicable Law or any Governmental Order to which the Buyer is subject or (ii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any contract to which the Buyer is a party or by which it is bound or to which any of its assets or properties are subject, other than, in the case of (ii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(d)           Consents and Approvals. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any Governmental Authority is necessary or required for the performance by the Buyer of its obligations hereunder, or in connection with the purchase of the Purchased Shares hereunder or the consummation of the transactions contemplated by this Agreement, except for (i) such as may have previously been made or obtained, (ii) the PRC Approvals, and (iii) filings required under and in compliance with the applicable requirements of the Exchange Act and the Securities and Exchange Commission of the United States (the “SEC”).

(e)           Investment Experience. The Buyer is a sophisticated investor and has extensive knowledge and experience in financial and business matters and it is capable of evaluating the merits and risks of its ownership of the Shares to be sold by the Selling Shareholders.  The Buyer can bear the economic risk of its investment in the Shares to be sold by the Selling Shareholder to the Buyer and can afford to lose its entire investment in the Purchased Shares.

(f)            Regulation S.  The Buyer (i) is not a U.S. Person (as defined in Rule 902 of Regulation S), (ii) is outside the United States and is undertaking any transaction contemplated in this Agreement as an offshore transaction (as defined in Rule 902 of Regulation S) and (iii) is acquiring the Purchased Shares for its own account and not with a view to distributing the Purchased Shares.

(g)          Brokers. Except as set forth in Schedule 3, no Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

4.                                      SELLING SHAREHOLDERS’ REPRESENTATIONS AND WARRANTIES.

(a)           Representations and Warranties with respect to the Selling Shareholders. Each Selling Shareholder hereby represents and warrants, severally and not jointly, to Buyer as of the date hereof and, as of the Closing Date, as follows:

(i)            Organization, Good Standing and Qualification. Such Selling Shareholder is duly incorporated, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation.

(ii)           Authorization; Enforcement; Validity. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Selling Shareholder, and is a valid and binding obligation of such Selling Shareholder enforceable against such Selling Shareholder in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. The execution, delivery and performance by such Selling Shareholder of this Agreement, the performance by the Selling Shareholder of its obligations hereunder and the consummation by such Selling Shareholder of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of such Selling Shareholder.

(iii)          Noncontravention. The execution, delivery and performance by such Selling Shareholder of this Agreement and the consummation of the transactions contemplated hereby, do not and shall not (i) conflict with or violate any provision of its constitutional documents, any applicable Law or any Governmental Order to which such Selling Shareholder is subject or (ii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any contract to which such Selling Shareholder is a party or by which it is bound or to which any of its assets or properties are subject, other than, in the case of (ii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay such Selling Shareholder’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(iv)          Title to Shares. Such Selling Shareholder has good and marketable title to the Shares to be sold by it hereunder, free and clear of any Encumbrance, other than pursuant to this Agreement; and upon delivery of such Shares and payment of the purchase price therefor as herein contemplated, the Buyer will receive good and marketable title to the Shares purchased by it from such Selling Shareholder, free and clear of any Encumbrance. The Shares to be sold by such Selling Shareholder are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants, rights (preemptive or otherwise), calls, contracts or commitments, oral or in writing, to which such Selling Shareholder is a party or by which it is bound to sell any of the Shares.

(v)           Consents and Approvals. Except for (i) such as may have previously been made or obtained, (ii) the PRC Approvals, and (iii) filings required under and in compliance with the applicable requirements of the Exchange Act and the SEC, no filing with, or consent, approval, authorization, order, registration, qualification or decree of, any Governmental Authority, is necessary or required for the performance by such Selling Shareholder of its obligations hereunder, or in connection with the sale and delivery of the Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as may have previously been made or obtained.

(vi)          Non-Public Information. Such Selling Shareholder has no material fact, condition or information not disclosed in the SEC Filings which has materially adversely affected or may materially adversely affect the business of the Group, and the sale of any of the Shares pursuant to this Agreement is not prompted by any material adverse information concerning any Group Company which is not disclosed in the SEC Filings.

(vii)         Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Selling Shareholder.

(b)           Representations and Warranties with respect to the Company. Subject to such exceptions specifically disclosed in any SEC Filings filed by the Company with the SEC prior to the date hereof (excluding any disclosures set forth in the SEC Filings under the headings “Risk Factors” and “Forward-Looking Statements” and any other disclosures in any other forward-looking or cautionary statements), First Flite Holdings Co., Ltd. (“First Flite”) hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date, in each case to the best of its knowledge (including the best knowledge of Mr. Gu Beichun, chief executive officer of the Company as of the date hereof) after due inquiry, as follows:

(i)            Organization, Good Standing and Qualification. The Company has disclosed in the SEC Filings a true, complete and correct list of all of its Group Companies.  Each Group Company is duly organized, incorporated or formed, validly existing and in good standing (with respect to the jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization, incorporation or formation. With respect to the Subsidiaries of the Company that are variable interest entities as defined in FIN46R under GAAP and are consolidated by the Company for financial reporting purposes pursuant to the terms thereof, the Company possesses control over such Subsidiaries through the VIE Agreements, true and complete copies of which have been included in the SEC Filings.

(ii)           Authorization, Noncontravention.  The consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company and its Subsidiaries. The consummation of the transactions contemplated hereby do not and shall not (1) conflict with or violate any provision of its constitutional documents, any applicable Law or any Governmental Order to which the Company is subject or (2) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any contract to which any Group Company is a party or by which it is bound or to which any of its assets or properties are subject, other than, in the case of (ii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the consummation of the transactions contemplated hereby.

(iii)          Capitalization. As of the date hereof, the Company has (1) 456,088,034 Shares issued and outstanding, of which 15,787,766 are restricted shares, (2) 2,200,000 Shares issuable pursuant to any outstanding Equity Securities exercisable or exchangeable for, or convertible into, any capital shares of the Company or pursuant to the Incentive Plans, and (3) 30,095,152 Shares available for issuance under the Company’s Incentive Plans. All of the issued and outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and free of preemptive and similar rights and were issued in compliance with all applicable Securities Laws and any rights of any Persons. Other than the Incentive Plans, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any Equity Securities of the Company, or contracts by which the Company or any Subsidiary is or may become bound to issue additional Equity Securities of the Company, or securities or rights convertible or exchangeable into Equity Securities of the Company. None of the Company or its Subsidiaries is subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its outstanding Equity Securities. All of the issued and outstanding share capital of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and free of any Encumbrance or preemptive and similar rights and were issued in compliance with all applicable Securities Laws and any rights of any Persons.

(iv)          SEC Filings. The Company has filed, on a timely basis, all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act (all of the foregoing filed prior to the date hereof collectively, the “SEC Filings”). The SEC Filings are the only filings required of the Company pursuant to the Securities Act or the Exchange Act for the periods covered. The Company and its Subsidiaries are engaged only in the business described in the SEC Filings, and the SEC Filings contain a complete and accurate description of the business of the Company and its Subsidiaries, taken as a whole. At the time of the filing thereof, each of the SEC Filings complied as to form with the requirements of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company is subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. There are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Filings. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The NASDAQ Global Select Market (“NASDAQ”).

(v)           Financial Statements. The audited and unaudited consolidated financial statements (the “Financial Statements”) of the Company included (or incorporated by reference) in the SEC Filings complied, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in shareholders’ equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements). Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis (“GAAP”), except as specifically indicated in the notes thereto and subject, in the case of the unaudited financial statements, to the absence of footnotes. Neither the Company nor any of its Subsidiaries has any material Liabilities that are not reflected or reserved in the Financial Statements.

(vi)          Absence of Material Changes. Since September 30, 2013, except as disclosed in the SEC Filings or otherwise explicitly permitted by this Agreement, there has not been any change in the consolidated assets, liabilities, financial condition or operating results of the Company except for changes in the ordinary course of business consistent with past practice which have not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(vii)         Compliance with Laws; Orders and Permits. Each Group Company has been and is in compliance in all material respects with all Laws and Governmental Orders to which such Group Company is subject or by which such Group Company’s assets or properties are bound. Each Group Company owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to own or lease its properties and assets and conduct its business as currently conducted and as proposed to be conducted (the “Required Permits”), and all the Required Permits are in full force and effect and no cancellation or suspension of any Required Permit is pending or threatened, in each case except where such failure to own, hold, possess or lawfully use, or the suspension or cancellation of, or failure to be valid or in full force and effect of such Required Permit would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.  There is no material Action pending or threatened against or affecting the Company, any of its Subsidiaries or any of their respective properties.

(viii)        Real Property.  Except that the Company may no longer own the warehouse set forth on Schedule 4 at Closing as a result of the transaction described in such schedule, the Company or one of its Subsidiaries, as the case may be, holds record, good, valid, legal and marketable title to the Owned Real Property, free and clear of any Encumbrance, and the land use rights relating to the Owned Real Property have been obtained from a competent Governmental Authority and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights have been paid in full. Except for the contemplated transaction set forth on Schedule 4 hereto, there is no contract, agreement or arrangement providing for, or any plan or intent on the part of the Company to effect, the disposal of or creation of any Encumbrance on, any Owned Real Property.

5.                                      COVENANTS.

(a)           Conduct of the Business of the Company. Subject to applicable fiduciary duties and except for the contemplated transaction set forth on Schedule 4 hereto, each Selling Shareholder covenants and agrees to use reasonable best efforts to procure that, between the date hereof and the Closing, neither the Company nor any Subsidiary shall conduct its business other than in the ordinary course and consistent with the Company’s and such Subsidiary’s prior practice.  Without limiting the generality of the foregoing, subject to applicable fiduciary duties, each Selling Shareholders shall use his reasonable best efforts to procure, without the prior written consent of the Buyer, that neither the Company nor any Subsidiary will do any of the following things:

(i)            any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the share capital of the Company, or any redemption or repurchase of any Equity Securities of the Company (other than repurchases by the Company at or below the original purchase price in connection with termination of employment);

(ii)           any material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Company or its Subsidiaries;

(iii)          any waiver, not in the ordinary course of business consistent with past practice, by the Company or any of its Subsidiaries of a material right or of a material debt owed to it;

(iv)          any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any taxing authority to change) any material aspect of the method of accounting of the Company or any of its Subsidiaries for Tax purposes;

(v)           any satisfaction or discharge of any Encumbrance or payment of any Liabilities by the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

(vi)          any amendment to the memorandum and articles of association (or other similar governing instrument) of the Company or any of its Subsidiaries;

(vii)         creation of any Encumbrance over any material assets of the Group;

(viii)        creation of any new Subsidiaries;

(ix)          any write-down or write-up (or failure to write down or write up in accordance with GAAP consistent with past practice) the value of any inventories or receivables or revaluation any of the assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(x)           any change in any method of accounting or accounting practice or policy used by the Company or any Subsidiary, other than such changes required by GAAP;

(xi)          any sale, transfer, lease, sublease, license or other disposal of any material assets, personal or mixed (including leasehold interests and intangible property), other than (1) the sale of inventories in the ordinary course of business consistent with past practice and (2) the sale of a warehouse in such manner as set forth on Schedule 4 hereto;

(xii)         any issuance or sale of any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company or any Subsidiary;

(xiii)        any merger with, entering into a consolidation with or acquisition of an interest of 5% or more in any Person or acquisition of a substantial portion of the assets or business of any Person or any division or line of business thereof, or acquisition of any material assets other than in the ordinary course of business consistent with past practice;

(xiv)        any capital expenditure or commitment for any capital expenditure;

(xv)         incurrence of any Indebtedness;

(xvi)        any material amendment or early termination of any contract to which a Group Company is a party that is material to the business of the Group;

(xvii)       any material transaction entered into by the Company or any of its Subsidiaries other than (1) in the ordinary course of business consistent with past practice and (2) the contemplated transaction set forth on Schedule 4 hereto; or

(xviii)      any agreement to do any of the foregoing.

(b)           Access to Information.

(i)            Subject to applicable Laws and fiduciary duties, between the date hereof and the Closing Date, upon reasonable advance notice from the Buyer, the Selling Shareholders shall use reasonable best efforts to cause the Company to give Buyer and its authorized representatives (including counsel, financial advisors and auditors) reasonable access (so long as such access does not unreasonably interfere with the operation of the Company or its Subsidiaries) during normal business hours to its employees, officers, agents, contracts and properties and to all books and records of the Company and its Subsidiaries, will use reasonable efforts to (1) permit Buyer to make such inspections as Buyer may reasonably require and (2) cause the Company’s officers and those of its Subsidiaries to furnish Buyer with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Buyer may from time to time reasonably request.

(ii)           Between the date hereof and the Closing Date and subject to applicable fiduciary duties, the Selling Shareholders shall use reasonable best efforts to cause the Company to furnish to Buyer, (1) concurrently with the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to Company management and (2) at the earliest time they are available, such financial statements as are prepared for the Company’s filings with the SEC.

(iii)          Subject to applicable fiduciary duties, the Selling Shareholders shall use reasonable best efforts to ensure that a representative designated by Buyer shall be entitled (1) to attend all meetings of the board of directors of the Company as a non-voting observer, and (2) to receive concurrently with the board members all notices of board meetings and copies of materials distributed at or in connection with board meetings.

(c)           Regulatory Approval. To the extent permissible under applicable Law, each Party shall use its reasonable best efforts to cooperate in all respects with each other to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for their execution and delivery of, the performance of their obligations pursuant to, and the consummation of the transactions contemplated by the Agreement.  The Buyer shall use its reasonable best efforts, with Selling Shareholders’ reasonable cooperation, to obtain the PRC Approvals. Each Party agrees to make all appropriate filings with respect to the transactions contemplated by this Agreement within the timeframe required under applicable laws. Each party agrees to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to applicable laws.

(d)           Best Efforts. Each party shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(e)           Directors. Each Selling Shareholder shall cause (i) its respective designee to resign from the Board of Directors of the Company, effective no later than the Closing Date and (ii) the Board of Directors to approve the appointment of the persons specified by the Buyer in writing no later than ten Business Days prior to the Closing Date, to replace each such resigning director identified in clause (i) above, effective upon the resignations referred to in clause (i) above.

(f)            Press Release; Public Announcements and Filings. The Company may issue a press release on or promptly after the date hereof and may furnish a current report on Form 6-K to the SEC which exhibits such press release; provided, however, the Buyer shall have approved in writing such press release and Form 6-K prior to the issuance or filing thereof.  Each of the Selling Shareholders and the Buyer shall be entitled to file a copy of this Agreement as an exhibit to its Schedule 13D filing or Schedule 13G filing, as applicable, with the SEC with respect to the transactions contemplated hereunder to the extent required by applicable Law; provided, however, each Selling Shareholder shall provide a copy of his Schedule 13D or 13G filing to the Buyer for review before making the filing thereof and shall consider in good faith any comments or changes that the Buyer may propose or suggest. No other written public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of (a) the Buyer, with respect to any public release or announcement by the Company, or (b) the Company, with respect to any public release or announcement by the Buyer, in which case each of the Selling Shareholders shall cause the Company to, and the Buyer shall, issue such public release or announcement jointly, except as such release or announcement may be required by Law or the rules or regulations of any applicable securities exchange, in which case each of the Selling Shareholders shall cause the Company to, and the Buyer shall, as applicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

(g)           Release.  From and after Closing, each Selling Shareholder, on behalf of itself and its assigns, heirs, beneficiaries, creditors, representatives, agents and Affiliates (other than the Company and the Company Subsidiaries, the “Releasing Parties”), hereby fully and finally releases, acquits and forever discharges the Company, each Company Subsidiary and each of the Company’s and Company Subsidiary’s present and former direct or indirect partners, members and shareholders and past and present officers, directors, partners, members, stockholders, trustees, shareholders, representatives, employees, agents, Affiliates, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, trustees, executors, insurers and attorneys of any of them (collectively, the “Released Parties”) from any and all actions, debts, claims, counterclaims, demands, liabilities, damages, causes of action, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the date of this Agreement against the Released Parties, or any of them, including but not limited to any claims which relate to or arise out of such Releasing Party’s prior relationship with the Company or its rights or status as a shareholder, officer or director of the Company. Each Selling Shareholder hereby represents and warrants that it has adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth in this Section 5(g), and all other matters encompassed by this Section 5(g) to make an informed and knowledgeable decision with regard to this Section 5(g), and that it has independently and without reliance upon the Released Parties made its own analysis and decision to enter into this Agreement. Each Selling Shareholder further agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to any and all claims released in this Section 5(g). Each Selling Shareholder acknowledges that it has had the benefit of advice of competent legal counsel with respect to its decision to enter into the release provided for in this Section 5(g). Each Selling Shareholder further acknowledges that the consideration payable to it pursuant to this Agreement provides good and sufficient consideration for the releases set forth in this Section 5(g). This Section 5(g) is intended to benefit each of the Released Parties and their respective heirs and personal representatives, each whom shall be entitled to enforce the provisions hereof.

6.                                      CONDITIONS TO THE OBLIGATION OF EACH SELLING SHAREHOLDER.

The obligation of each Selling Shareholder to sell such Selling Shareholder’s Shares to the Buyer at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that each such condition is for the sole benefit of each Selling Shareholder, individually, and may be waived by such Selling Shareholder solely as to such Selling Shareholder’s proposed sale of Shares hereunder, at any time in its sole discretion by providing the Buyer with written notice thereof:

(i)            The Buyer shall have deposited or caused to be deposited, by wire transfer of immediately available funds, to the bank account of each Selling Shareholder in accordance with Schedule 1 hereof, payment for the Shares purchased by the Buyer for such Selling Shareholder pursuant to Section 2(d) hereof.

(ii)           The representations and warranties of the Buyer set forth in Section 3 hereof shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date).

(iii)          The Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or before the Closing.

(iv)          The Buyer shall have delivered to the Majority Shareholders a certificate, executed by an authorized signatory of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 6(i), Section 6(ii) and Section 6(iii) have been satisfied.

(v)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

(vi)          The PRC Approvals shall have been obtained and continue to be in effect.

7.                                      CONDITIONS TO THE OBLIGATION OF THE BUYER.

The obligation of the Buyer to purchase the Shares from each Selling Shareholder at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions with respect to such Selling Shareholder, provided that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion with respect to any Selling Shareholder, by providing such Selling Shareholder with written notice thereof:

(i)            On the Closing Date, such Selling Shareholder shall have delivered to the Buyer each of the items set forth in Section 2(d)(ii) of this Agreement.

(ii)           The representations and warranties of such Selling Shareholder set forth in Section 4 hereof shall be true and correct as of the date when made and as of the Closing Date as though made at that time.

(iii)          Such Selling Shareholder shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Selling Shareholder at or before the Closing.

(iv)          Such Selling Shareholder shall have delivered to the Buyer a certificate, executed by an authorized signatory of such Selling Shareholder, dated as of the Closing Date, certifying that the conditions set forth in Section 7(ii) and Section 7(iii) have been satisfied.

(v)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

(vi)          The PRC Approvals shall have been obtained and continue to be in effect.

(vii)         The Company shall have delivered to Buyer a copy of board resolutions of the Company approving the transactions contemplated under this Agreement by affirmative votes of the requisite number of directors pursuant to the memorandum and articles of association of the Company and applicable Laws.

(viii)        The ADSs are listed on NASDAQ. No stop order or suspension of trading shall have been imposed by NASDAQ, the SEC or any other Governmental Authority with respect to public trading in the ADSs. There are no Actions pending or threatened against the Company relating to the continued listing of the ADSs on NASDAQ, and the Company has not received any notice of the delisting of the ADSs from NASDAQ.

(ix)          Mr. Gu Beichun shall have duly executed and delivered a non-competition undertaking letter, dated as of the Closing Date, in favor of the Buyer substantially in the form of Exhibit 1.

8.                                      TERMINATION; EFFECT OF TERMINATION.

(a)           Termination.         This Agreement may be terminated at any time prior to the Closing by:

(i)            either the Buyer or the Majority Selling Shareholders if the Closing shall not have occurred by the close of business on the Long Stop Date, provided that the right to terminate this Agreement pursuant to this Section 8(a)(i) shall not be available to any party whose breach of this Agreement results in the failure of the Closing to be consummated by such date;

(ii)           by mutual written consent of the Majority Selling Shareholders and the Buyer;

(iii)          by Buyer, upon a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the any Selling Shareholder set forth in this Agreement, which breach or failure to perform would cause that the conditions set forth in Section 7 not to be satisfied and cannot be cured, or if curable, is not cured within thirty (30) days after written notice of such breach is given to such Selling Shareholder by Buyer;

(iv)          by the Majority Selling Shareholders, immediately upon any breach by Buyer of Section 2(b) hereof; or

(v)           by the Majority Selling Shareholders, upon a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement, which breach or failure to perform would cause that the conditions set forth in Section 6 not to be satisfied and cannot be cured, or if curable, is not cured within thirty (30) days after written notice of such breach is given to the Buyer by the Majority Selling Shareholders.

(b)           Effect of Termination.

(i)            In the event that this Agreement is terminated (1) by either the Buyer or the Majority Selling Shareholders pursuant to Section 8(a)(i) at a time when (x) the PRC

Approvals have not been obtained and (y) the condition set forth in Section 7(viii) are satisfied, or (2) by the Majority Selling Shareholders pursuant to Section 8(a)(iv) or (v), the Buyer shall forfeit its Deposit, or, in the event it has not been deposited, immediately pay a sum equal to the amount of the Deposit, to the Selling Shareholders, and shall be distributed among the Selling Shareholders in accordance with each Selling Shareholder’s Pro Rata Share.

(ii)           In the event that this Agreement is terminated by the Buyer pursuant to Section 8(a)(iii), the Selling Shareholders shall, within three (3) Business Days of such termination, (1) return the Deposit to the Buyer, together with any interest accrued on such amount from the Deposit Date until the date on which the Deposit is returned to the Buyer, and (2) pay to the Buyer an additional sum in an amount equal to the Deposit in the same currency as the Deposit (which amount shall be allocated among the Selling Shareholders in accordance with their respective Pro Rata Share), in each case by wire transfer in immediately available funds in accordance with the wire instructions provided by the Buyer to the Selling Shareholders in writing no later than the date of such termination;

(iii)          The payment of the additional sum by the Selling Shareholders under Section 8(b)(ii) shall be, in lieu of penalty, liquidated damages in a reasonable estimate of the actual damages of the Buyer for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. The rights provided in this Section 8(b) shall be the exclusive remedies of the Buyer under this Agreement (whether in law or in equity) prior to Closing.

(iv)          The Selling Shareholders shall have all rights and remedies set forth herein and all of the rights which such parties have under any Law, and shall be entitled to (1) seek equitable remedies, including specific performance, without posting a bond or other security, (2) to recover damages by reason of any breach of any provision of this Agreement, provided that any such damages shall be in excess of the Deposit if the Deposit has been forfeited pursuant to Section 8(b)(i), and (3) subject to the immediately preceding proviso, to exercise all other rights granted by Law.

(v)           In the event this Agreement is terminated primarily due to reasons other than those set forth in Sections 8(b)(i) and 8(b)(ii), the Selling Shareholders shall, within three (3) Business Days of such termination, return the Deposit to the Buyer, together with any interest accrued on such amount from the Deposit Date until the date on which the Deposit is returned to the Buyer, by wire transfer in immediately available funds in accordance with the wire instructions provided by the Buyer to the Selling Shareholders in writing no later than the date of such termination.

9.                                      GOVERNING LAW; MISCELLANEOUS.

(a)           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b)           Dispute Resolution.  Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or the transactions contemplated by this Agreement or the formation, applicability, breach, termination or validity thereof, shall be finally settled exclusively by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules (the “Rules”) then in force when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.  The award of the arbitration tribunal shall be final and binding upon the parties.

(c)           Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(d)           Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyer, on the one hand, and any of the Selling Shareholders, their Affiliates and persons acting on their behalf, on the other hand, with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein. No provision of this Agreement may be amended other than by an instrument in writing signed by the Selling Shareholders and the Buyer.

(e)           Expenses. Except as otherwise set forth in this Agreement, each party to this Agreement shall bear its own expenses in connection with this Agreement.

(f)            Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing. Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally-recognized courier, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by facsimile, service of the notice shall be deemed to be effected by properly addressing, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a Business Day thereof and otherwise on the next Business Day thereof. The addresses and facsimile numbers for such communications shall be:

If to any Selling Shareholder:

The name and address set below

such Selling Shareholder’s name

on Schedule 1 attached hereto.

If to the Buyer:

Cnshangquan E-Commerce Co., Ltd.

56/F, Nanjing Central Plaza

1 South Zhongshan Road, Qin Huai District

Nanjing, 210012, PRC

Telephone: +86-25-8327-4816

Facsimile: +86-25-8327-4816, ext 8035

Attention: Mr. Zhu Wei, Vice President

(g)           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Buyer may assign some or all of its rights hereunder to an Affiliate of Buyer without the consent of each of the Selling Shareholders, provided, however, that any such assignment shall not release the Buyer from its obligations hereunder. Except as expressly set forth herein, nothing in this Agreement shall confer any claim, right, interest or remedy on any person (other than the parties hereto) or inure to the benefit of any person (other than the parties hereto).

(h)           Construction. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(i)            Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by the Selling Shareholders and the Buyer herein shall survive for twelve months from the Closing Date, provided that the representations and warranties set forth in Sections 3(a), 3(b), 4(a)(i), and 4(a)(ii) shall survive the Closing indefinitely.

(j)            Indemnification:

(i)            Each Selling Shareholder, severally and not jointly, in accordance with such Selling Shareholder’s Pro Rata Share, shall indemnify the Buyer and its directors, officers, employees, affiliates, agents, assigns and transferees (each, an “Indemnified Party”) from and against all Losses resulting from, arising out of or in connection with : (i) any inaccuracy or breach of any representation or warranty of such Selling Shareholder set forth in Section 4(a) and (ii) any breach of any covenant or agreement of such Selling Shareholder;

(ii)           First Flite shall indemnify the Indemnified Party from and against all Losses resulting from, arising out of or in connection with any inaccuracy or breach of any representations and warranty of First Flite set forth in Section 4(b).

(iii)          Each Selling Shareholder shall indemnify, severally and not jointly, in accordance with such Selling Shareholder’s Pro Rata Share, the Indemnified Party from and against all Losses resulting from, arising out of or in connection with (1) any failure by any Group Company to pay any Tax prior to Closing, and (2) any legal, administrative, arbitration or other proceeding initiated against any Group Company prior to the Closing Date, in each case regardless of whether the matter or event giving rise to such Losses have been disclosed in the SEC Filings.

(iv)          The aggregate amount of Losses for which each Selling Shareholder is liable to the Indemnified Parties under this Sections 9(j) shall not exceed 30% of the purchase price received by such Selling Shareholder.

(v)           An Indemnified Party shall not be entitled to receive payment pursuant to this Section 9(j), (1) in respect of any individual claim for Losses if such individual claim does not exceed US$ 60,000; and (2) unless and until the aggregate amount of all Losses incurred by all Indemnified Parties exceeds US$ 250,000, in which event a Indemnified Party shall be entitled to the entire amount of such Losses.

(vi)          The limitations set forth in subsections (iv) and (v) of this Section 9(j) shall not apply to any claims arising from fraud or intentional misconduct on the part of a Selling Shareholder.

(k)           Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l)            Headings. The headings of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provision of this Agreement.

(m)          Schedules. All Schedules referred to herein form an integral part of this Agreement and shall be deemed to be part of this Agreement to the same extent as if set forth in the text of this Agreement.

(n)           Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Buyer and the Selling Shareholders have caused this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

Cnshangquan E-Commerce Co., Ltd.

By:	/s/ Zhu Wei
Name: Zhu Wei
Title: Executive Vice President

IN WITNESS WHEREOF, the Buyer and the Selling Shareholders have caused this Share Purchase Agreement to be duly executed as of the date first written above.

SELLING SHAREHOLDERS:

MAXPRO HOLDINGS LIMITED

By:	/s/ Kok Wai Yee
Name: Kok Wai Yee
Title: Authorized Signatory

EVER KEEN HOLDINGS LIMITED

By:	/s/ Doug Leone
Name: Doug Leone
Title: Authorized Signatory

FIRST FLITE HOLDINGS CO., LTD.

By:	/s/Alfred Beichun Gu
Name: Alfred Beichun Gu
Title: Director

SINA CORPORATION

By:	/s/Charles Chao
Name:	Charles Chao
Title:	Chief Executive Officer and
Chairman of the Board

BRILLIANT KING GROUP LIMITED

By:	/s/QIN Dazhong
Name: QIN Dazhong
Title: Authorized Person